CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 26 to Registration Statement No. 2-87490 on Form N1-A under the Securities Act of 1933, of our report dated February 10, 2006, appearing in the annual report to shareholders for PC&J Performance Fund for the fiscal year ended December 31, 2005. We also consent to the references to us under the heading "Financial Highlights" in the Prospectus and under the heading "Independent Registered Public Accounting Firm" in the Statement of Additional Information, which are part of such Registration Statement.

DELOITTE & TOUCHE LLP
Cincinnati, Ohio
March 31, 2006